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                                                                      Exhibit 99
NEWS RELEASE
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Contact:  Bob Cardon, Dynatronics Corp.
          800-874-6251, or 801-568-7000


      Dynatronics' Acquisitions Increase Sales 91 Percent in First Quarter
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         Salt Lake City,  Utah  (November  19, 2007) -  Dynatronics  Corporation
(NASDAQ: DYNT) today announced results for its first fiscal quarter ended September 30, 2007.

         Sales for the quarter were up 91 percent to $7,891,430, compared to $4,139,057 in the prior year period. The increase in sales was primarily due to the acquisition of six of the company's top independent distributors on June 30, 2007, and July 2, 2007.

         "We're pleased with this increase in sales," stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. "Not only did we enjoy a strong increase in rehab sales from the acquisitions, but our aesthetic sales rose 81 percent for the quarter compared to the same quarter last year. In addition, the acquisitions contributed to a 97 percent increase in gross profit over the same period of the previous year."

         Non-recurring items and costs related to the recent acquisitions estimated at $1.1 million in the quarter contributed to the net loss for the quarter of $712,203 ($.05 per share), compared to a net loss of $175,008 ($.02 per share) in the prior year period.

         "Excluding the $1.1 million in acquisition related costs, the company virtually operated at a break-even for the quarter," explained Cullimore. "We're pleased to report that the assimilation process is going well and is on schedule. Much of the assimilation success is attributable to the fact we have known and worked with these target companies for many years."

         "We're excited to continue adding direct sales reps in the field," reported Larry K. Beardall, executive vice president of sales and marketing. "With direct distribution of our products now in 23 states, we're progressing toward our goal of establishing the premier distribution channel in our industry by combining the best sales reps and dealers available."

         Cullimore added that the strategic plans to reposition Dynatronics in a fast-evolving, competitive industry are showing great promise as sales momentum continues to build as does interest on the part of sales reps and dealers to be part of the Dynatronics team.

         Dynatronics has scheduled a conference call for investors today, Monday, November 19, 2007, at 1:30 p.m. ET (11:30 a.m. MT). Those wishing to participate should call 800-839-9416 and use passcode 1383812.

         A summary of the financial results for the first quarter ended September 30, 2007, follows:

                         Summary Selected Financial Data
                           Income Statement Highlights

                                                   Three Months Ended
                                                     September 30,
                                               2007                  2006
                                          -------------          ------------

    Net sales                             $   7,891,430          $  4,139,057

    Cost of sales                             4,959,118             2,646,900
                                          -------------          ------------

       Gross profit                           2,932,312             1,492,157

    SG&A expenses                             3,575,495             1,261,145
    R&D expenses                                338,893               478,084
    Other expense, net                          127,167                37,495
                                          -------------          ------------

       Loss before income taxes              (1,109,243)             (284,567)

    Income tax benefit                         (397,040)             (109,559)
                                          -------------          ------------

       Net loss                           $    (712,203)         $   (175,008)
                                          =============          ============

    Net loss per share (diluted)          $        (.05)         $       (.02)
                                          =============          ============


         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2007, and its subsequent quarterly reports on Form 10-QSB.







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